Exhibit 23.9

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Crescent Energy Company of our report for the fiscal year ended December 31, 2020, relating to Contango Oil & Gas Company’s Proved Reserves and Future Net Revenue associated with its 37% ownership interest in Exaro Energy III LLC, which appears in the prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) of the Securities Act on November 3, 2021, which relates to the Registration Statement on Form S-4, originally filed with the Commission on July 26, 2021.

W.D. VON GONTEN & CO.

/s/ W.D. Von Gonten, Jr.

W.D. Von Gonten, Jr.

President

Houston, Texas

December 10, 2021